EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-59497, 333-08139, 333-117916, 333-126166,  333-164054, and 333-189116 on Forms S-8 of our reports dated March     , 2015, relating to the consolidated financial statements and consolidated financial statement schedule of Nature’s Sunshine Products, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s discontinued operations in Venezuela) and the effectiveness of Nature’s Sunshine Products, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Nature’s Sunshine Products, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
March 12, 2015